UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2015

TriplePoint Venture Growth BDC Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-36328	46-3082016
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TriplePoint Venture Growth BDC Corp. 2755 Sand Hill Road, Suite 150 Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 854-2090

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 — Results of Operations and Financial Condition.

Preliminary Estimates of Results as of March 26, 2015

Set forth below are certain preliminary estimates of the results of operations as of March 26, 2015 for TriplePoint Venture Growth BDC Corp., or “the Company.”  These estimates are subject to the completion of the Company’s financial closing procedures and are not a comprehensive statement of its financial results as of March 26, 2015.  The Company advises you that its actual results may differ materially from these estimates as a result of the completion of the period and its financial closing procedures, final adjustments and other developments which may arise between now and the time that its financial results are finalized.

The Company estimates that the net asset value of its common stock on March 26, 2015 is between $14.45 per share and $14.55 per share.

The preliminary financial estimates provided herein have been prepared by, and are the responsibility of, management.  Neither Deloitte & Touche LLP, the Company’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to preliminary financial data.

ITEM 8.01 — Other Events.

ln March 2015, the Company moved one of its portfolio companies, Coraid lnc., representing approximately 5% of its total assets as of December 31, 2014, to Category 5 and non-accrual status. The Company has accelerated the outstanding obligations owed to it by this company, and the company has entered into a foreclosure agreement that provides for a third party to purchase certain assets of the company and to assume the Company’s loans to the company. The Company expects a reduction in the fair value of these assets during the three-months ending March 31, 2015, which it expects will be partially off-set by changes to fair value for other assets in its investment portfolio based on recent developments. There can be no assurance that events will not occur which may impact this, require the Company to modify the terms of the loans or that it will not incur unrealized and/or realized losses as a result of these events which will adversely impact its financial condition and results of operations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriplePoint Venture Growth BDC Corp.

	By:	/s/ James P. Labe
James P. Labe
Chief Executive Officer

Date: March 26, 2015

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